Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

VirnetX Holding Corporation
(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share reserved for issuance pursuant to the Amended and Restated 2013 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	1,000,000(3)	$6.16	$6,160,000.00	0.00014760	$909.22
Total Offering Amounts					$6,160,000.00		$909.22
Total Fee Offsets(4)							-
Net Fee Due							$909.22
(1)
This Registration Statement shall also cover any additional shares which become issuable under the Amended and Restated 2013 Equity Incentive Plan by reason of any stock dividend, stock split, capitalization of reserves and premiums or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.

(2)
Calculated solely for the purposes of this offering under Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Registrant’s shares as reported on New York Stock Exchange on August 7, 2024.

(3)
Reflects an increase to the number of shares of the Registrant’s common stock reserved for issuance under the Amended and Restated 2013 Equity Incentive Plan, as approved by the Registrant’s stockholders at the Registrant’s annual meeting held on June 13, 2024.

(4)	The Registrant does not have any fee offsets.